Exhibit 17.4


Subject:   Re:  Resignation

Date:      9/14/2008 8:59:51 P.M. P.M. Mountain Daylight Time

From:      carlo@dvtech.com

To:        amishnaturals@aim

CC:  Dbrovarone@aol.com, dppaisley@hotmail.com, svarney@amishnaturals.com



Sent from the Internet (Details)

To The Board of Directors,

I am resigning my position as a member of the board of directors effective September 12th, 2008.


Yours truly,
Carlo Varesco